As filed with the Securities and Exchange Commission on March 12, 2020

Registration No. 333-235859

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METEN EDTECHX EDUCATION GROUP LTD.
(Exact Name of Each Registrant as Specified in its Charter)

Cayman Islands
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o Meten International Education Group
3rd Floor, Tower A, Tagen Knowledge & Innovation Center
2nd Shenyun West Road, Nanshan District
Shenzhen, Guangdong Province 518045
The People’s Republic of China
+86 755 8294 5250

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Brian L. Ross, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800	Ning Zhang, Esq. Yile Gao, Esq. Morgan, Lewis & Bockius LLP c/o Suites 1902-09, 19th Floor Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3551 8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Mergers contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary shares(3)	59,391,607	$10.27	$609,951,803.89	$79,171.74
Ordinary shares(4)	7,906,250	$10.27	$81,197,187.50	$10,539.39
Ordinary shares(5)	10,355,000	$11.50	$119,082,500.00	$15,456.91
Ordinary shares(6)	250,000	$10.27	$2,567,500.00	$333.26
Warrants(7)	10,355,000	—	—	—
Holdco Units, consisting of one Ordinary share, US$0.0001 par value and one Warrant to purchase an Ordinary share.(8)	250,000	—	—	—
Total			$812,798,991.39	$105,501.30	(9)

(1)	All ordinary shares being registered are issued by Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“Holdco”), in connection with the proposed business combination by and among EdtechX Holdings Acquisition Corp. (“EdtechX”), a publicly-traded Delaware corporation, Holdco, Meten Education Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Holdco (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (the “Company” or “Meten”), as described in the proxy statement/prospectus forming a part of this registration statement. As a result of the transactions described in the proxy statement/prospectus forming a part of this registration statement, Holdco will become a publicly-traded company and EdtechX and Meten will become wholly owned subsidiaries of Holdco.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of common stock of EdtechX on the Capital Market of The Nasdaq Stock Market LLC on December 31, 2019 ($10.27 per share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.
(3)	Represents Holdco ordinary shares to be issued to shareholders of Meten upon consummation of the business combination and if certain earnout conditions are met, as described in the proxy statement/prospectus forming a part of this registration statement.
(4)	Represents Holdco ordinary shares to be issued to holders of common stock of EdtechX upon consummation of the business combination. Includes ordinary shares issuable in exchange for outstanding units of EdtechX, each such unit consisting of one share of common stock and one warrant.
(5)	Represents Holdco ordinary shares issuable upon exercise of outstanding EdtechX warrants, including the warrants issuable upon the exercise of outstanding EdtechX unit purchase options, each warrant entitling the holder to purchase one share of common stock of EdtechX at a price of $11.50 per share commencing after EdtechX’s successful completion of a business combination. Pursuant to the terms of the warrants, each such warrant will automatically entitle the holder thereof to purchase one ordinary share of Holdco in lieu of one share of common stock of EdtechX upon consummation of the business combination.
(6)	Represents Holdco ordinary shares issuable upon the exercise of outstanding EdtechX unit purchase options to purchase up to 250,000 units of EdtechX.
(7)	Represents warrants of Holdco to be issued in exchange for outstanding EdtechX warrants upon consummation of the Mergers and also includes warrants issuable upon the exercise of unit purchase options. Pursuant to Rule 457(g), no separate fee is required.
(8)	Represents the units of Holdco to be issuable upon the exercise of outstanding EdtechX unit purchase options. Pursuant to Rule 457(g), no separate fee is required.
(9)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Amendment No. 3 is being filed solely for the purpose of filing the Exhibits 5.1, 5.2, 23.3 and 23.4 to this registration statement on Form F-4 (file No. 333-235859), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not modify any disclosure in the preliminary prospectus included as part of Amendment No. 2 to the Registration Statement, filed on March 5, 2020. Accordingly, a preliminary prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Holdco’s memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit no	Description
2.1	Agreement and Plan of Reorganization (included as Annex A to the proxy statement/prospectus).*
3.1	Form of Amended and Restated Memorandum and Articles of Association of Holdco (included as Annex B to the proxy statement/prospectus).*
3.2	Amended and Restated Certificate of Incorporation of EdtechX.*
3.3	Bylaws of EdtechX.*
4.1	Specimen Ordinary Share Certificate of Holdco. *
4.2	Specimen Warrant Certificate of Holdco. *
4.3	Specimen Unit Certificate of Holdco. *
4.4	Specimen Unit Certificate of EdtechX.*
4.5	Specimen Common Stock Certificate of EdtechX.*
4.6	Specimen Warrant Certificate of EdtechX.*
4.7	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and EdtechX.*
4.8	Form of Amended and Restated Warrant Agreement between Continental Stock Transfer & Trust Company and Holdco. *
4.9	Unit Purchase Option of Chardan Capital Markets, LLC. *
4.10	Unit Purchase Option of I-Bankers Securities, Inc. *
5.1	Opinion of Conyers Dill & Pearman.
5.2	Opinion of Morgan, Lewis & Bockius LLP
10.1	Holdco ESOP Plan*
10.2	Form of Indemnification Agreement with Holdco’s directors and executive officers.*
10.3	Form of Employment Agreement between Holdco and executive officers of Holdco.*
10.4	English translation of Business Cooperation Agreement among Zhuhai Meten, Shenzhen Meten and its subsidiaries and shareholders of Shenzhen Meten, dated November 23, 2018.*
10.5	English translation of Business Cooperation Agreement among Zhuhai Likeshuo, Shenzhen Likeshuo and its subsidiaries and shareholders of Shenzhen Likeshuo, dated November 23, 2018.*
10.6	English translation of Exclusive Technical Service and Management Consultancy Agreement among Zhuhai Meten and Shenzhen Meten and its subsidiaries, dated November 23, 2018.*
10.7	English translation of Exclusive Consultancy and Technical Service Agreement among Zhuhai Likeshuo and Shenzhen Likeshuo and its subsidiaries, dated November 23, 2018.*
10.8	English translation of Exclusive Call Option Agreement among Zhuhai Meten, Shenzhen Meten and its subsidiaries and shareholders of Shenzhen Meten, dated November 23, 2018.*
10.9	English translation of Exclusive Call Option Agreement among Zhuhai Likeshuo, Shenzhen Likeshuo and its subsidiaries and shareholders of Shenzhen Likeshuo, dated November 23, 2018.*
10.10	English translation of Exclusive Equity Pledge Agreement among Zhuhai Meten, Shenzhen Meten and its subsidiaries and shareholders of Shenzhen Meten, dated November 23, 2018.*
10.11	English translation of Exclusive Equity Pledge Agreement among Zhuhai Likeshuo, Shenzhen Likeshuo and its subsidiaries and shareholders of Shenzhen Likeshuo, dated November 23, 2018.*

Exhibit no	Description
10.12	English translation of Shareholders’ Rights Entrustment Agreement among Zhuhai Meten, Shenzhen Meten and its subsidiaries and shareholders of Shenzhen Meten, dated November 23, 2018.*
10.13	English translation of Shareholders’ Rights Entrustment Agreement among Zhuhai Likeshuo, Shenzhen Likeshuo and its subsidiaries and shareholders of Shenzhen Likeshuo, dated November 23, 2018.*
10.14	English translation of Spouse Undertakings provided by the spouse of each individual shareholder of Shenzhen Meten, dated November 23, 2018.*
10.15	English translation of Spouse Undertakings provided by the spouse of each individual shareholders of Shenzhen Likeshuo, dated November 23, 2018.*
10.16	English translation of supplemental agreement to the contractual arrangements among Shenzhen Meten, Zhuhai Meten and its subsidiaries and shareholders of Shenzhen Meten, dated April 2, 2019.*
10.17	Form of Forward Purchase Contract in connection with Financing. *
10.18	Form of Registration Rights Agreement in connection with Financing. *
10.19	Form of Amended and Restated Registration Rights Agreement between Holdco and the Investors party thereto. *
10.20	Form of Amended and Restated Stock Escrow Agreement between Holdco, Continental Stock Transfer & Trust Company, and the Investors party thereto. *
10.21	Form of Forward Purchase Agreement between EdtechX and the Investors party thereto. *
10.22	Form of Lock-Up Agreement between Holdco and certain warrant holders of EdtechX. *
10.23	Form of Lock-Up Agreement between Holdco and Founder Shareholder *
23.1	Consent of KPMG Huazhen LLP (Meten). *
23.2	Consent of Marcum LLP (EdtechX and Holdco). *
23.3	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page)*
99.1	Consent of Jishuang Zhao (Director nominee).*
99.2	Consent of Siguang Peng (Director nominee).*
99.3	Consent of Yongchao Chen (Director nominee).*
99.4	Consent of Yanli Chen (Director nominee).*
99.5	Consent of Zhiyi Xie (Director nominee).*
99.6	Consent of Ying Cheng (Director nominee).*
99.7	Consent of Benjamin Vedrenne-Cloquet (Director nominee).*
99.8	Consent of Charles McIntyre (Director nominee).*
99.9	Form of EdtechX Proxy Card*

*	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, NY, on the 12th day of March, 2020.

METEN EDTECHX EDUCATION GROUP LTD.

By:	/s/ Siguang Peng
Name:	Siguang Peng
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	*	Chief Executive Officer (Principal Executive Officer)	March 12, 2020
Siguang Peng

By:	/s/ Yupeng Guo	Director	March 12, 2020
Yupeng Guo

By:	/s/ Ng Kwok Yin	Chief Financial Officer (Principal Financial Officer)	March 12, 2020
Ng Kwok Yin

* By	/s/ Ng Kwok Yin
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Meten EdtechX Education Group Ltd. has signed this registration statement or amendment thereto in Newark, Delaware, on the 12th day of March, 2020.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director